Exhibit 4.4

Execution Version

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

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6.	Miscellaneous		28
	6.1	Successors and Assigns	28
	6.2	Governing Law	29
	6.3	Counterparts	29
	6.4	Titles and Subtitles	29
	6.5	Notices	29
	6.6	Amendments and Waivers	30
	6.7	Severability	31
	6.8	Aggregation of Stock	31
	6.9	Additional Investors	31
	6.10	Entire Agreement	31
	6.11	Dispute Resolution	31
	6.12	Delays or Omissions	32

Schedule A        -            Schedule of Investors

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 13th day of April, 2020, by and among Laird Superfood, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”.

RECITALS

WHEREAS, the Company and certain of the Investors are parties to an Investors’ Rights Agreement, dated as of November 18, 2019, by and among the Company and such Stockholders (as amended by that certain Omnibus Termination, Waiver, and Release Agreement dated November 18, 2019, by and among the Company, WeWork Creator Fund LLC, the Key Holders and “Founders” parties, WeWork Companies LLC and WeWork Management LLC, the “Prior Agreement”); and

WHEREAS, the Company and certain of the Investors are parties to the Series B-1 Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce such Investors to enter into the Purchase Agreement and to invest funds in the Company pursuant to the Purchase Agreement, the parties have agreed to amend, restate and replace the Prior Agreement with this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Definitions. For purposes of this Agreement:

1.1     “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the term “control”, when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided, for the avoidance of doubt, that a Person owning or controlling a minority interest in another Person by means of a minority investment (or a functional equivalent which would reasonably be understood to represent a minority investment or minority interest in a partnership or other entity) shall not be deemed to “control” such other Person.

1.2     “Board of Directors” means the board of directors of the Company.

1.3     “Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as further amended and/or restated from time to time.

1.4     “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.5     “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the food, beverage and supplement industries, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor; provided, however, that notwithstanding (i) anything in this Agreement to the contrary and (ii) any inconsistent determination by the Board of Directors, neither DMV nor any of its Affiliates, shall, or ever shall, be deemed to be a Competitor. For the avoidance of doubt, neither DMV nor any of its Affiliates shall be deemed a “Competitor” for all purposes of this Agreement and any other agreement which refers to this definition of “Competitor”.

1.6     “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7     “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.8     “DMV” means Danone Manifesto Ventures, PBC and its permitted transferees and its successors and assigns.

1.9     “DMV Director” means any director of the Company that the holders of record of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to and in accordance with the Certificate of Incorporation and the Company’s Amended and Restated Voting Agreement, dated as of the date hereof.

1.10    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11    “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.12    “FOIA Party” means a Person that, in the determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.13    “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14    “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.16    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.17    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, or a member of a natural person’s household that has a similar relationship to those listed above, of a natural person referred to herein.

1.18    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.19    “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.20    “Key Employee” means any officer, manager or executive-level employee (including, division director and vice president-level positions and their equivalents) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.21    “Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) for so long as DMV and/or its Affiliates own at least 114,943 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), DMV.

1.22    “New Securities” means, collectively, equity securities of the Company, except for Series B-2 Preferred Stock, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.23    “Officers” means, collectively, Paul Hodge, Jamie Eichman, Luan Pham, Valerie Ells, Andrew McCormick and Dawn Bernhardt.

1.24    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.25    “Preferred Stock” means, collectively, shares of the Company’s Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock.

1.26    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of the Warrants or (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.27    “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.28    “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.29    “SEC” means the Securities and Exchange Commission.

1.30    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.31    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.32    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.33    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

1.34    “Series A-1 Preferred Stock” means shares of the Company’s Series A-1 Preferred Stock, par value $0.001 per share.

1.35    “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.001 per share.

1.36    “Series B Preferred Stock” means the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

1.37    “Series B-1 Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

1.38    “Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

1.39    “Warrants” shall mean those warrants issuable pursuant to that certain Warrant Agreement, by and between the Company and DMV, dated as of the date hereof.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    Form S-1 Demand. If at any time after twelve (12) months after the closing of the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding, including DMV and any of its Affiliates which hold Registrable Securities, that the Company file a Form S-1 registration statement with respect to an amount of Registrable Securities with an anticipated aggregate offering price that would exceed $10 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b)    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding, including DMV and any of its Affiliates which hold Registrable Securities, that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected one registration pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3    Underwriting Requirements.

(a)    If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Board of Directors and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of

Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)    In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)    For purposes of Subsection 2.1(a), a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than one hundred percent (100%) of the total number of Registrable

Securities that Holders have requested to be included in such registration statement are actually included, or the transaction relating thereto is not closed, other than at the request of the Investors (unless such request is due to a material adverse change to the Company).

2.4    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to ninety (90) additional days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions within the United States and its territories as shall be reasonably requested by the selling Holders;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such

Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)    make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the closing of the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, including DMV and its Affiliates which hold Registrable Securities, for so long as DMV and/or its Affiliates hold at least 114,943 shares of Registerable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (i) enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder the right to include securities in any registration on other than on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder of any securities of the Company to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Subsection 6.9.

2.11    “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or a managing underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or a managing underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall not apply to the sale of any shares to a managing underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The managing underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the managing underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors that are subject to such agreements, based on the number of shares subject to such agreements.

2.12    Restrictions on Transfer. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)    Except as may be approved by the Board of Directors, the Preferred Stock, Registrable Securities, and Common Stock shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or other transfer to (i) any Competitor actively operating in the Company’s Business (as defined below); or (ii) any customer, distributor or supplier of the Company, if the Board of Directors should determine, acting reasonably and in good faith, and shall be able to demonstrate to the transferring Holder, that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a significant competitive disadvantage with respect to such customer, distributor or supplier; provided, that, neither DMV nor any of its Affiliates shall be considered (A) a Competitor actively operating in the Company’s Business for purposes of clause (i) above or (B) a customer, distributor or supplier of the Company for purposes of this Agreement (each such prospective transferee detailed in clauses (i) and (ii) above, a “Prohibited Transferee”); provided, however, that such restriction shall not apply to: (1) a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation; (2) any event that would trigger the drag-along provision in Section 3 of the Amended and Restated Voting Agreement; (3) a tender offer; or (4) an open-market transaction through a broker or a public offering where the transferring Holder does not know that the counterparty is a Prohibited Transferee.

(c)    Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii) above, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(d)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE

REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(d)    The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)    the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation; and

(b)    such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration.

3.    Information and Observer Rights.

3.1    Delivery of Financial Statements. For so long as DMV holds any shares of Registerable Securities, Company shall deliver to DMV:

(a)    as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such foregoing financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and a comparison between (x) the actual amounts as of and for such fiscal quarter and (y) the comparable amounts for the same fiscal quarter for the prior year, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit DMV to calculate its respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)    as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and summary statement of cash flows for such month, and an unaudited balance sheet and a summary statement of stockholders’ equity as of the end of such month, as well as updated quarter to date numbers and year to date numbers as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain notes thereto);

(e)    for so long as DMV and/or its Affiliates hold at least 114,943 shares of Registerable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), as soon as practicable, but in any event using professional best efforts to deliver by thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), prepared on a monthly basis, including revenues, expenses, and cash position and, promptly after prepared, any other budgets or revised budgets prepared by the Company, and in the event such deadline is not met, Company shall provide DMV regular updates on process and such draft materials as they reasonably request; and

(f)    for so long as DMV and/or its Affiliates hold 114,943 shares of Registerable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall deliver to DMV such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as DMV may from time to time reasonably request.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2    Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Observer Rights. The Company shall invite a representative of DMV to attend all meetings of the Board of Directors in a nonvoting observer capacity (the “DMV Observer”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides the DMV Observer to its directors at the same time and in the same manner as provided to such directors; provided that, such DMV Observer shall agree to hold in confidence and trust all information so provided, subject to the terms of

Subsection 3.6 below; provided further that, the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of protectable trade secrets under applicable law (unless the information is specifically covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company). DMV shall use reasonable efforts to ensure the DMV Observer is a consistent individual. For the avoidance of doubt, DMV shall be liable for any breach of the DMV Observer’s obligations under this Subsection 3.3.

3.4    Termination of Information and Observer Rights. The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the registration requirements of Sections 12(b) or 12(g) of the Exchange Act or the periodic reporting requirements of Section 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, whichever event occurs first.

3.5    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.5 and provided that such prospective purchaser is not a Competitor; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure if not legally prohibited to do so and takes reasonable steps to minimize the extent of any such required disclosure.

3.6    DMV Confidentiality; Use of Name.

(a)    The Company hereby acknowledges that DMV is part of the larger Danone group of companies composed of Danone, S.A., a French société anonyme having its registered office located at 17, boulevard Haussmann, 75009 Paris, France, registered with the Paris Registry of Trade and Companies under number 552 032 534, and any and all of its direct and indirect subsidiaries from time to time (together with their respective successors, collectively “Danone Company”). The Company further acknowledges and agrees that, notwithstanding

Subsection 3.5 herein, and subject to Subsection 3.6(b) below, DMV may share information regarding the Company or any of its subsidiaries and any other confidential information received pursuant to this Agreement or any Transaction Agreement (as defined in the Purchase Agreement) (including, without limitation, any information received by the DMV Director and/or the DMV Observer) with any member of the Danone Company and their respective directors, officers, employees, auditors and advisors (each, a “Danone Person”).

(b)    Each Danone Person may receive the information referred to in Subsection 3.6(a) to the extent that (i) such Danone Person is made aware of the confidential nature of such information, (ii) such Danone Person needs to know such information for the purpose of evaluating, managing, or monitoring DMV’s investment in the Company, and (iii) such information is not reproduced, used or published, in whole or in part, in any format, except as is necessary solely for the purposes referred to in subclause (ii) of this paragraph, subject, in all cases, to DMV and the Danone Person not disclosing such information (except as permitted in this Agreement or in compliance with Subsection 3.5).

(c)    Except as set forth in the following sentence, the Company on the one hand, and DMV on the other hand, shall not use the name, brand, trademark or logo of the other party or any of its Affiliates or any name, brand, trademark or logo derivative thereof or confusingly similar to any of the foregoing in any marketing materials, press release, published notice or other publication without the other party’s prior written approval; provided, however, that the Company shall be permitted to use, and no prior written approval of DMV shall be required in connection with a use by the Company of, any such name, brand, trademark or logo or any derivative thereof pursuant to the terms and subject to the conditions set forth in a written commercial agreement between the Company and any Affiliate of DMV.

(d)    The Company shall not, and shall cause its Affiliates not to, disclose the terms of DMV’s investment in the Company or this Agreement without DMV’s prior written approval except (i) to the extent required by law, regulation, legal process, or rules of any applicable stock exchange, (ii) to a court or to an arbitrator in connection with any litigation or other dispute or otherwise as necessary to enforce the terms of any of the Transaction Agreements or this Agreement, and (iii) to the Company’s professional advisors.

(e)    Promptly after the date hereof, DMV and Company shall agree to language for a press release by Company, and if desired by DMV, by DMV. Furthermore, following the release of such press release by either party, both parties agree that either party shall be free to state that DMV is an investor of the Company and the details of DMV’s investment in the Company, to the extent such details are included in such press release.

4.    Rights of First Offer.

4.1    Right of First Offer in Connection with Subsequent Sales of Series B-2 Preferred Stock During the Additional Offering Period.

(a)    During the eighteen (18) month period immediately following the date hereof (the “Additional Offering Period”), and subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any shares of Series B-2 Preferred Stock, the Company shall first offer such shares of Series B-2 Preferred Stock to (i) DMV, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of DMV (“DMV Beneficial Owners”); provided that each such Affiliate or DMV Beneficial Owner (w) qualifies as an Accredited Investor (as defined below), (x) is not a FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors and (y) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof) (the “DMV Additional Offering ROFO”).

(b)    The Company shall give notice (the “Additional Offer Notice”) to DMV, stating (i) its bona fide intention to offer such shares of Series B-2 Preferred Stock, (ii) the number of such shares of Series B-2 Preferred Stock to be offered, (iii) the price upon which it proposes to offer such shares of Series B-2 Preferred Stock and (iv) terms upon which it proposes to offer such shares of Series B-2 Preferred Stock, which shall be substantially similar to those set forth in the Purchase Agreement.

(c)    By notification to the Company within thirty (30) days after the Additional Offer Notice is given, DMV and its Affiliates may elect to purchase or otherwise acquire, at the price and on the terms specified in the Additional Offer Notice, up to one hundred percent (100%) of such shares of Series B-2 Preferred Stock being issued pursuant to the Additional Offer Notice.

(d)    If all shares of Series B-2 Preferred Stock referred to in the Additional Offer Notice are not elected to be purchased or acquired by DMV and its Affiliates as provided in Subsection 4.1(c), the Company may, until the expiration of the Additional Offering Period, offer and sell the remaining unsubscribed portion of such shares of Series B-2 Preferred Stock to (i) any Investors of the Company who were Investors of the Company as of the date hereof, (ii) US-resident high net worth individuals, individual professional investors, and “family office” investors, provided such individuals are not, and do not control, any material supplier, material customer, or Competitor, or (iii) third party investors who have been approved in writing by DMV, in each case, at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Additional Offer Notice. For purposes of the foregoing “material” shall refer to greater than twenty thousand dollars of purchases or sales in a financial year, as applicable.

For the avoidance of doubt, the Company shall only be allowed to issue shares of Series B-2 Preferred Stock during the Additional Offering Period, unless otherwise agreed to with the prior written consent of DMV.

4.2    Right of First Offer in Connection with Subsequent Sales of New Securities.

(a)    During the period immediately following the date hereof until the earlier of (i) the fifth (5th) anniversary of the date hereof or (ii) a Qualified Public Offering (as defined in the Certificate of Incorporation) and subject to the terms and conditions of this Subsection 4.2 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer thirty percent (30%) of such New Securities to (i) DMV, (ii) its Affiliates and (iii) the DMV Beneficial Owners; provided that each such Affiliate or DMV Beneficial Owner (w) qualifies as an Accredited Investor, (x) is not a FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors and (y) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof) (the “DMV ROFO”).

(b)    The Company shall give notice (the “DMV Offer Notice”) to DMV, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c)    By notification to the Company within thirty (30) days after the DMV Offer Notice is given, DMV and its Affiliates may elect to purchase or otherwise acquire, at the price and on the terms specified in the DMV Offer Notice, up to thirty percent (30%) of such New Securities being issued pursuant to the DMV Offer Notice.

(d)    At the expiration of such thirty (30) day period, the Company shall then offer each Investor, including DMV and its Affiliates, who meets the requirements of an “accredited investor” as defined in Regulation D of the Securities Act (each, an “Accredited Investor”) all unpurchased New Securities pursuant to the DMV Offer Notice as of the expiration of such thirty (30) day period (the “Secondary ROFO”), which, for the avoidance of doubt, shall include (i) the remaining seventy percent (70%) of the New Securities pursuant to the DMV Offer Letter which were not subject to the DMV ROFO and (ii) any remaining unsubscribed portion of New Securities which were subject to the DMV ROFO. An Accredited Investor shall be entitled to apportion such Secondary ROFO hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Accredited Investor (“Accredited Investor Beneficial Owners”); provided that each such Affiliate or Accredited Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors and (y) agrees to enter into this Agreement and each of the Amended and Restated Voting Agreement and the Amended and Restated Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.2 hereof).

(e)    The Company shall give an offer notice (the “Secondary Offer Notice”) to each Accredited Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(f)    By notification to the Company within twenty (20) days after the Secondary Offer Notice is given, each Accredited Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Secondary Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Accredited Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Accredited Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Accredited Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Accredited Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Accredited Investors were entitled to subscribe but that were not subscribed for by the Accredited Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.2(f) shall occur within the later of ninety (90) days of the date that the Secondary Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(g).

(g)    If all New Securities referred to in the Secondary Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.2(f), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.2(f), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Secondary Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Accredited Investors in accordance with this Subsection 4.2.

(h)    Subject to the DMV Additional ROFO, the DMV ROFO and the Secondary ROFO in this Subsection 4.2 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation), except for issuances of those securities described in (A) clause (v) of Section 4.4.1(d) of Article IV(B) of the Certificate of Incorporation and (B) clause (vi) of Section 4.4.1(d) of Article IV(B) of the Certificate of Incorporation; (ii) shares of Common Stock issued in the IPO; (iii) the issuance of shares of Series B-1 Preferred Stock pursuant to Subsection 1.1 of the Purchase Agreement; and (iv) the issuance of Series B-2 Preferred Stock during the Additional Offering Period pursuant to Subsection 4.1.

(i)    The covenants set forth in Subsection 4.1 and Subsection 4.2 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified Public Offering, (ii) when the Company first becomes subject to the registration requirements of Sections 12(b) or 12(g) of the Exchange Act or the periodic reporting requirements of Section 15(d) of the Exchange Act, or (iii) upon the closing of a Deemed Liquidation Event, as such terms are defined in the Certificate of Incorporation, whichever event occurs first.

4.3    Right of First Offer in Connection with a Sale of the Company. DMV shall have a right of first offer (the “DMV Right of First Offer”) with respect to any potential Sale of the Company, as such term is defined in that certain Amended and Restated Voting Agreement of the Company dated as of the date first set forth above. Neither the Company nor the Board of Directors shall be required to accept any offer made by DMV or its Affiliates. The DMV Right of First Offer shall be subject to the following provisions:

(a)    If the Board of Directors, acting in good faith, authorizes the Company or any of its officers, representatives or agents to initiate or pursue a Sale of the Company, then the Company shall provide DMV with at least forty five (45) days’ prior written notice before commencing such process (the “DMV Offer Period”), subject to extension as provided in Subsection 4.3(b) below. During the DMV Offer Period, (i) DMV or one of its Affiliates shall have the exclusive right to submit an offer for such Sale of the Company, (ii) DMV and the Company shall discuss in good faith the terms of such offer, (iii) the Company shall not engage in any new discussions with any third party regarding a Sale of the Company, (iv) the Company shall disengage with any ongoing discussions with any third party regarding a Sale of the Company (nor shall the Company continue to entertain such discussions) and (v) the Company shall immediately notify DMV of any unsolicited Offer (as defined below). During the DMV Offer Period, if DMV or one of its Affiliates has not submitted a written offer, including pricing and contingencies, by the thirtieth (30th) day of the DMV Offer Period, the DMV Offer Period shall then terminate.

(b)    If the Company or any director, officer or employee of the Company receives an unsolicited bona fide agreement, offer, proposal, or indication of interest setting forth the material terms of a potential transaction that would be deemed to be a Sale of the Company (an “Offer”) from a third party (the “Offering Party”), then the Company shall immediately notify DMV of such Offer. During the Response Period, (i) DMV shall have the right to submit an offer for a Sale of the Company, (ii) the Company shall not consummate or enter into an agreement to consummate a Sale of the Company with the Offering Party or any other third party, (iii) the Company shall not engage in any new discussions with any third party, including, but not limited to, the Offering Party, regarding the Offer or a Sale of the Company, other than to notify the Offering Party in writing solely about the Company’s restrictions on communication with such any third party, including, but not limited to, the Offering Party, as set forth herein, (iv) the Company shall disengage with any ongoing discussions with any third party, including, but not limited to, the Offering Party, regarding the Offer or a Sale of the Company (nor shall the Company continue to entertain such discussions with any third party, including, but not limited to, the Offering Party) and (v) the Company shall immediately notify DMV of any other unsolicited Offer. For purposes of this Subsection 4.3(b), the term “Response Period” means the period beginning upon DMV’s receipt of the notice of such Offer (such notice shall be subject to the terms of Subsection 6.5 hereof) and ending thirty (30) days following the receipt of such notice. For the avoidance of doubt, if any Offer is made by a third party during the DMV Offer Period, other than an Offer that is rejected in full by the Company in writing within forty eight (48) hours of the Company’s receipt of the same, then the DMV Offer Period shall be extended by thirty (30) days. Any negotiations and further communications with the Offering Party, including without limitation a revised Offer from the Offering Party, during the six (6) month period following the Company’s receipt of the Offer shall neither be considered a new offer nor be subject to the provisions of this Section 4.3.

(c)    In the event the Company and DMV do not agree to a Sale of the Company agreement during the DMV Offer Period or the Response Period, the Company will then be entitled for a period of six (6) months immediately following the end of the DMV Offer Period or the Response Period, as applicable, to enter into a definitive agreement with a third party regarding a full Sale of the Company, and if such agreement is entered into during such six (6) month period, the Company will be entitled to consummate such sale within six (6) months thereafter with any third party on terms that are not less favorable to the Company than those offered by DMV. In the event the Company is pursuing such a transaction, it shall deliver to DMV such details about the proposed transaction as DMV may reasonably request, and DMV shall reasonably promptly indicate agreement or disagreement that such terms are “not less favorable” as specified in the foregoing sentence. In the case of disagreement, after reasonably cooperating and consulting with each other, principals from the Company and DMV shall promptly enter CEO-to-CEO (or equivalent) discussions in a good faith attempt to resolve such disagreement prior to exercising other remedies available to the parties hereunder.

5.    Additional Covenants.

5.1    Insurance. The Company shall maintain Directors and Officers liability insurance coverage that is at least in line with the police it has as of the date hereof and will use commercially reasonable efforts to cause such insurance policy to continue until such time as the Board of Directors, including the DMV Director, determines that such insurance should be discontinued.

5.2    Employee Agreements. The Company will cause (i) each Key Employee and each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into nondisclosure and proprietary rights assignment agreement if such Key Employee or Person has not previously entered into such nondisclosure and proprietary rights assignment agreement with the Company as of the date hereof and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, in each case, substantially in the form approved by the Board of Directors, including the DMV Director and as required to be limited under applicable laws. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the DMV Director.

5.3    Matters Requiring DMV Director Approval. So long as DMV is entitled to elect the DMV Director, but only until immediately before the consummation of a Qualified

Public Offering, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the DMV Director:

(a)    make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)    make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c)    guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)    otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for (i) transactions contemplated by the License Agreement, as amended from time to time (subject to required consent in Section 5.3(e)), by and among the Company, Laird Hamilton and Gabrielle Reece, respectively (the “License Agreements”) and (ii) transactions resulting in payments to or by the Company in an aggregate amount less than $60,000 per year (excluding, for purposes of such $60,000 threshold, compensation and bonus agreements, redemptions and normal-course expense reimbursement). For clarity, such compensation and bonus agreements, redemptions and normal-course expense reimbursement shall not be taken into account for purposes of calculating such $60,000 threshold, but such compensation and bonus agreements, redemptions and normal-course expense reimbursement shall remain subject to all applicable consents required under this Agreement or the Certificate of Incorporation, as the case may be;

(e)    make any amendments or modifications to, or agree to terminate, the License Agreements;

(f)    enter new lines of business outside the principal business of the Company, which shall be deemed to be plant-based foods and supplements (the “Business”);

(g)    make any expenditure in excess of $750,000 that is not already included in a Budget that has been approved by the Board of Directors (excluding any expenditures in connection with a bona fide strategic acquisition);

(h)    enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of assets greater than $500,000;

(i)    sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business and encumbrances in connection with permitted lending transactions;

(j)    increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan; or

(k)    take any action to authorize any of the foregoing;

Notwithstanding the foregoing, the consent of a disinterested majority of the Board of Directors must approve any change of the compensation of the executive Officers of the Company.

5.4    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. To the extent that the Company establishes a committee of the Board of Directors, the DMV Director shall be entitled in such person’s discretion to be a member of such committee.

5.5    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.6    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 5.6 and shall have the right, power and authority to enforce the provisions of this Subsection 5.6 as though they were a party to this Agreement.

5.7    Right to Conduct Activities. The Company hereby agrees and acknowledges that DMV is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, neither DMV nor any of its Affiliates shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by DMV or any of its Affiliates in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of DMV (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.8    Harassment Policy. The Company shall, within sixty (60) days following the Closing (as defined in the Purchase Agreement), adopt and thereafter maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Directors, including the DMV Director.

5.9     FCPA Compliance. The Company shall not, and shall not permit any of its subsidiaries and Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) or any other applicable anti-bribery or anti-corruption law. The Company shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates or any of its or their respective Representatives in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.

5.10    Termination of Covenants. The covenants set forth in this Section 5, except for Subsections 5.5, 5.6, 5.8 and 5.9, shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified Public Offering, (ii) when the Company first becomes subject to the registration requirements of Sections 12(b) or 12(g) of the Exchange Act or the periodic reporting requirements of Section 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

6.    Miscellaneous.

6.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable

Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11 and 3.5. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2    Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5    Notices.

(a)    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Hogan Lovells US LLP, Attention: David Crandall, 1601 Wewatta Street, Suite 900, Denver, CO 80202 (Email: david.crandall@hoganlovells.com) and if notice is given to DMV, a copy shall also be given to The Giannuzzi Group, LLP, Attention: Nicholas Giannuzzi, Esq., 411 West 14th Street, 4th Floor, New York, NY 10014 (Email: nick@gglaw.us).

(b)    Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address or the facsimile number set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6    Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding, including DMV for so long as DMV and/or its Affiliates owns at least 114,943 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof); provided that the Company may in its sole discretion waive compliance with Subsection 2.12(d) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(d) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the Secondary ROFO under Subsection 4.2 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Subsections 3.1 and 3.2 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors, including DMV for so long as DMV and/or its Affiliates owns at least 114,943 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), and (c) any other section or definition of this Agreement applicable to DMV, including, without limitation, “DMV”, “DMV Director”, “Competitor”, and “Major Investor”, Subsections 3.1, 3.2, 3.3, 3.4, 3.6, Section 4, Subsection 5.2, Subsection 5.3, Subsection 5.4, Subsection 5.7 and this clause (c) of this Subsection 6.6 may not be amended, modified or waived without the written consent of DMV. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9. The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

LAIRD SUPERFOOD, INC.

By:	/s/ Paul Hodge
Name:	Paul Hodge
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

DANONE MANIFESTO VENTURES, PBC

By:	/s/ Jean-Francois Hurel
Name:	Jean-Francois Hurel
Title:	Vice President & Treasurer, Head of Investments

BPCM LLC

By:	/s/ Benjamin Piggot
Name:	Benjamin Piggot
Title:	Member

DELTA SERIES OF NORTH BRANCH CAPITAL LP

By:	/s/ Thomas P. de Neufville
Name:	Thomas P. de Neufville
Title:	Managing Partner

EAST ASSET MANAGEMENT, LLC

By:	/s/ Adam Gusky
Name:	Adam Gusky
Title:	Chief Investment Officer

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

GEOFFREY T. BARKER

By:	/s/ Geoffrey T. Barker
Name:	Geoffrey T. Barker

JLP 2012 TRUST

By:	/s/ Adam Gusky
Name:	Adam Gusky
Title:	Trustee

KAP 2012 TRUST

By:	/s/ Adam Gusky
Name:	Adam Gusky
Title:	Trustee

MAILE NAYLOR

By:	/s/ Maile Naylor
Name:	Maile Naylor

MTP 2012 TRUST

By:	/s/ Adam Gusky
Name:	Adam Gusky
Title:	Plan Administrator

SAMUEL PETERS

By:	/s/ Samuel Peters
Name:	Samuel Peters

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THOMAS WETHERALD

By:	/s/ Thomas Wetherald
Name:	Thomas Wetherald

VALERIE ELLS

By:	/s/ Valerie Ells
Name:	Valerie Ells

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT